EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports First Quarter 2022 Financial Results

Results for the First Quarter of 2022

  Net income of $10.4 million, or $0.44 per common unit
  Adjusted EBITDA of $12.6 million and distributable cash flow of $11.2 million
  Quarterly cash distribution increased to $0.445 per unit
  Distribution coverage ratio of 1.06x, LTM distribution coverage ratio of 1.32x
  Reduced term debt by $1.0 million
  Leverage ratio of 1.15x

OMAHA, Neb., May 02, 2022 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the first quarter of 2022. Net income attributable to the partnership was $10.4 million, or $0.44 per common unit, for the first quarter of 2022, compared with net income of $10.7 million, or $0.45 per common unit, for the same period in 2021.

The partnership also reported adjusted EBITDA of $12.6 million and distributable cash flow of $11.2 million for the first quarter of 2022, compared with adjusted EBITDA of $13.8 million and distributable cash flow of $11.7 million for the same period in 2021. Distribution coverage was 1.06x for the three months ended March 31, 2022.

“Green Plains Partners continues to deliver stable financial results,” said Todd Becker, President and Chief Executive Officer. “Our steady operating results and low leverage provide for consistent cash flow generation allowing the partnership to increase its quarterly distribution for the third consecutive quarter.”

First Quarter Highlights and Recent Developments

  On April 21, 2022, the board of directors of the partnership’s general partner increased the quarterly cash distribution to $0.445 per unit, or approximately $10.5 million, for the first quarter of 2022. The distribution is payable on May 13, 2022, to unitholders of record at the close of business on May 6, 2022.

Results of Operations
Consolidated revenues decreased $1.3 million for the three months ended March 31, 2022, compared with the same period for 2021. Storage and throughput services revenue decreased $0.7 million due to a reduction in the contracted minimum volume commitment as a result of the sale of our parent’s Ord ethanol plant in the first quarter of 2021. Railcar transportation services revenue decreased $0.4 million primarily due to a reduction in average volumetric capacity provided. Trucking and other revenue decreased $0.3 million primarily as a result of lower affiliate freight volume.

Operations and maintenance expenses decreased $0.2 million for the three months ended March 31, 2022, compared with the same period for 2021.

During the first quarter of 2022, Green Plains Inc.’s average production utilization rate was approximately 83.1% of capacity. Ethanol throughput was 197.2 million gallons, which was below the contracted minimum volume commitment. As a result, the partnership charged Green Plains Trade $1.1 million related to the minimum volume commitment deficiency for the quarter, resulting in a credit to be applied against potential excess volumes in future periods. The cumulative minimum volume deficiency credits available to Green Plains Trade as of March 31, 2022 totaled $5.2 million. If these credits are unused by Green Plains Trade, $1.4 million will expire on June 30, 2022, $1.9 million will expire on September 30, 2022, $0.8 million will expire on December 31, 2022 and $1.1 million will expire on March 31, 2023. These credits have been recognized in revenue by the partnership, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods prior to expiration.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended
	March 31,
	2022	2021	% Var.
Product volumes
Storage and throughput services	197.2	179.0	10.2%

Terminal services:
Affiliate	27.3	18.4	48.4
Non-affiliate	21.5	24.4	(11.9)
	48.8	42.8	14.0

Railcar capacity billed (daily average)	69.7	72.9	(4.4)

Liquidity and Capital Resources
Total liquidity as of March 31, 2022 consisted of $15.0 million in cash and cash equivalents. Total debt outstanding was $58.4 million, net of debt issuance costs of $0.5 million.

Conference Call Information
On May 2, 2022, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss first quarter 2022 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 4449669. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of our equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of our equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of ultra-high protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2022	2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$14,975	$17,645
Accounts receivable, including from affiliates	17,040	14,555
Other current assets	535	845
Total current assets	32,550	33,045
Property and equipment, net	28,221	28,773
Operating lease right-of-use assets	40,429	38,863
Other assets	13,966	13,791
Total assets	$115,166	$114,472

LIABILITIES AND PARTNERS' EQUITY
Current liabilities
Accounts payable, including to affiliates	$5,335	$4,954
Operating lease current liabilities	12,057	12,108
Other current liabilities	5,648	5,420
Total current liabilities	23,040	22,482
Long-term debt	58,441	59,467
Asset retirement obligations	2,081	2,658
Operating lease long-term liabilities	29,321	27,562
Total liabilities	112,883	112,169

Partners' equity	2,283	2,303
Total liabilities and partners' equity	$115,166	$114,472

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31,
	2022	2021	% Var.
Revenues
Affiliate	$18,095	$19,309	(6.3)%
Non-affiliate	1,005	1,097	(8.4)
Total revenues	19,100	20,406	(6.4)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	5,565	5,754	(3.3)
General and administrative	1,185	1,201	(1.3)
Depreciation and amortization	898	887	1.2
Total operating expenses	7,648	7,842	(2.5)
Operating income	11,452	12,564	(8.9)
Interest expense	(1,239)	(1,928)	(35.7)
Income before income taxes and income from equity method investee	10,213	10,636	(4.0)
Income tax expense	(38)	(84)	(54.8)
Income from equity method investee	175	175	-
Net income	$10,350	$10,727	(3.5)%

Net income attributable to partners' ownership interests:
General partner	$207	$215	(3.7)%
Limited partners - common unitholders	10,143	10,512	(3.5)

Earnings per limited partner unit (basic and diluted):
Common units	$0.44	$0.45	(2.2)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,208	23,161

Supplemental Revenues Data:
Storage and throughput services	$11,558	$12,261	(5.7)%
Railcar transportation services	4,652	5,042	(7.7)
Terminal services	2,084	2,042	2.1
Trucking and other	806	1,061	(24.0)
Total revenues	$19,100	$20,406	(6.4)%

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net income	$10,350	$10,727
Noncash operating adjustments:
Depreciation and amortization	898	887
Other	(47)	542
Net change in working capital	(2,277)	(1,368)
Net cash provided by operating activities	8,924	10,788

Cash flows from investing activities:
Purchases of property and equipment	(134)	(153)
Disposition of assets	-	27,000
Net cash provided by (used in) investing activities	(134)	26,847

Cash flows from financing activities:
Payments of distributions	(10,429)	(2,842)
Net payments on revolving credit facility	-	300
Net payments on long-term debt	(1,031)	(37,500)
Net cash used in financing activities	(11,460)	(40,042)

Net change in cash and cash equivalents	(2,670)	(2,407)
Cash and cash equivalents, beginning of period	17,645	2,478
Cash and cash equivalents, end of period	$14,975	$71

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended		LTM Ended
	March 31,		March 31,
	2022	2021	2022
Net income	$10,350	$10,727	$39,985
Interest expense (1)	1,239	1,928	6,703
Income tax expense	38	84	142
Depreciation and amortization	898	887	3,748
Transaction costs	-	5	-
Unit-based compensation expense	59	79	259
Proportional share of EBITDA adjustments of equity method investee (2)	45	44	185
Adjusted EBITDA	12,629	13,754	51,022
Interest paid or payable	(1,239)	(1,928)	(5,703)
Income taxes paid or payable	(38)	(84)	(142)
Maintenance capital expenditures	(132)	(2)	(269)
Distributable cash flow (3)	$11,220	$11,740	$44,908
Distributions declared (4)	$10,547	$2,842	$34,130
Coverage ratio	1.06x	4.13x	1.32x

Long-term debt			$58,441
Adjusted EBITDA			$51,022
Leverage ratio			1.15x

(1) Interest expense for the twelve months ended March 31, 2022 includes $1.0 million in unamortized debt issuance costs written off upon extinguishment of debt.
(2) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(3) Distributable cash flow does not include adjustments for the principal payments on the term loan of $1.0 million for the three months ended March 31, 2022 and $13.5 million for the twelve months ended March 31, 2022.
(4) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com